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                        [WALTER & HAVERFIELD LETTERHEAD]







                                December 14, 1998



VIA TELEFAX AND FEDERAL EXPRESS

Mr. Chris Troutner
National Association of
Securities Dealer
Market Operations
9513 Keywest Avenue
Rockville, MD 20850


     RE: POWERTEL USA, INC. FORMERLY KNOWN AS NEVADA ENERGY COMPANY, INC. FORMERLY KNOWN AS MUNSON GEO THERMAL, INC.

Dear Mr. Troutner:

         As we discussed this evening, this firm is legal counsel to PowerTel USA, Inc., (F/K/A Nevada Energy Co.) (the "Company"), whose Class A Common Shares are traded in the over-the-counter market. As I advised you earlier today, effective 5:00 p.m. (EST) today, the company is requesting that trading in its Class A Common Shares be halted in order that the company can implement certain provisions of the Plan of Reorganization as approved by the United States Bankruptcy Court for the District of Nevada and NASD Rules.

         In this context, in or about February, 1997, an Involuntary Petition for Reorganization was filed by three creditors. Thereafter, an interim Trustee was appointed. In or about October, 1997, the United States Bankruptcy Court, with the concurrence of the Trustee, approved a petition authorizing the Company to resume operations functioning as Debtor-in-Possession pursuant to Section 1107 of the United States Bankruptcy Code. Thereafter, the Company prepared a proposed Plan of Reorganization and the Bankruptcy Court approved for dissemination to creditors and shareholders a Disclosure Statement, pursuant to the United States Bankruptcy Code.

         In August, 1998, United States Bankruptcy Court held a hearing for the purpose of receiving a report with respect to the votes of creditors and shareholders regarding the proposed plan. Thereafter, on or about September 24, 1998, the United States Bankruptcy Court confirmed the Plan of Reorganization as submitted by the Company.

         The Plan, as approved by the Court, requires that the Company take certain action with respect to the recapitalization of the equity as it relates to the issued outstanding Shares of the


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Company sheet. Among other things, the Plan voids all shares of Class A Common
Stock issued by the Company subsequent to May 3, 1996 unless (1) the shareholder files a Proof of Interest with the United States Bankruptcy Court establishing that the shareholder was a bona fide shares purchaser for value, and (2) the debtor does not file an objection to the Proof of Interest or, if such an objection is filed, the Court determines that the Proof of Interest is valid.

         In addition, a 1:6 reverse stock split effected in or about January, 1997 is rescinded. Other significant events include the conversion of Class B Common Shares into Class A Common Shares, and the issuance of a large block of Class A Common Shares to 16 Bahamian corporations which collectively will own 50% of the issued and outstanding Class A Common Shares after issuance, subject to a further adjustment to be effective ten (10) days after the Effective Date of the Plan. In addition, the company has effected an acquisition which could result in the transfer of up to 35% of issued and outstanding Class A Common Shares to a third party.

         The Company is requesting a halt in the trading of its Class A Common Shares in order that the Company can file Amended Articles of Incorporation, rescind a previous 1:6 reverse stock split, ascertain the identity of shareholders of record and issue to such individuals and entities new stock certificates pursuant to the Plan.

         At this time, we estimate that 2-4 weeks will be required to complete this process. When all of the events mandated by the Plan of Reorganization have been implemented, we will advise the NASDAQ in order that trading may be resumed.

         Thank you for your cooperation and assistance. in the event that you have any questions or comments, do not hesitate to call the undersigned.

                                        Sincerely,

                                        /s/ Van P. Carter

                                        Van P. Carter


VPC/lag

cc:  Richard Cascarilla, President
     PowerTel USA



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bcc: Carl E. Anderson, Esq.
     Michael T. McMenamin, Esq.
     Robert J. Crump, Esq.
     Ralph E. Cascarilla, Esq.